January 26, 1999


Dear John:

On behalf of ArthroCare Corporation (the "Company"), I am pleased to offer you a promotion to Vice President, Sales and Marketing. In this position, you will be expected to devote your full business time, attention, and energies to the performance of your duties with the Company. The effective date of your employment will be February 3, 1999, and you will be reporting directly to me.

The terms of this offer of employment are as follows:

1. Compensation: Your annual salary will be $140,000.00. The Company will pay you $5,384.62 bi-weekly in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible for participation in an incentive/bonus plan which will be based on meeting agreed upon individual goals and objectives as well as the overall Company's performance to plan. (Last year, the vice president level bonus was approximately 30% of annual salary.)

2. Benefits: You will be entitled, during the term of your employment, to the Company's standard vacation and benefits covering employees, as such may be in effect from time to time.

3. Stock Options: Subject to action at the Company's next Board of Directors Compensation Committee meeting and compliance with applicable state and federal securities laws, the Company will grant you an option to purchase an additional 30,000 shares of the Company's Common Stock pursuant to the Company's 1993 Stock Plan (the "Plan"), a copy of which will be provided to you. The exercise price of the option will be the fair market value of the Company's Common Stock on the date of acceptance of this offer.
The option will vest over four years with 1/48 of the shares vesting at the end of each full month after the effective date of your employment until all shares are vested, subject to all provisions of the Plan and your continued employment with the Company.







 John R. Tighe
 January 26, 1999
 Page 2 of 3

4. Restricted Stock Award: Subject to action at the Company's next Board of Directors Compensation Committee meeting and in compliance with applicable state and federal securities laws, the Company will grant you restricted stock in the amount of 4,000 shares of the Company's Common Stock. These Shares are restricted pursuant to SEC regulations as well as a vesting schedule by the Company. Such vesting schedule is 25% per year beginning February 3, 2000. Therefore, said Shares become available to you as follows: 1,000 on February 3, 2000; 1,000 on February 3, 2001; 1,000 on February 3, 2002; and 1,000 on February 3, 2003. This vesting is subject to continued employment with the Company and not subject to proration should termination occur between vesting periods. The grant date and pricing date is effective January 29, 1999.

5. Relocation Expenses: At ArthroCare's election, we will either engage a relocation company or we'll pay you a lump sum payment to cover the reasonable and customary expenses associated with (i) you and your family's move from Maryland to the Bay Area; (ii) house hunting trip(s); (iii) relocation of family, car, and household goods, including travel; (iv) temporary living expenses in the Bay Area; and (v) federal and state taxes related to the relocation.

6. Housing Assistance Loan: In the event you purchase a home in the Bay Area, the Company will agree to lend you $300,000.00 (the "Relocation Loan") provided that you obtain a first mortgage that permits a second mortgage to be placed against the residence at the close of escrow. The $300,000.00 loan will be secured by a second mortgage interest in the purchased home and will bear interest at the minimum applicable federal rate; provided, however, in the event that if the Relocation Loan can be structured as an "employee relocation loan" (as that term is defined under Treasury Regulations), the loan will be interest free. *

7. Relocation Loan Repayment: The Relocation Loan (including any accrued interest) will be due and payable upon the first to occur of:

a) following a sale of transfer of the property or any interest therein;

b) if you leave the employment of Company, the loan becomes immediately payable;

8. Change of Control Agreement: As a term of this offer, we will recommend to the Board of Directors that you be named as a vice president of the organization as defined in the Company's Change of Control Agreement. The terms of this Agreement provide for a 24 month severance package and vesting of options should your employment terminate involuntarily, subject to a change of control.



John R. Tighe
January 26, 1999
Page 3 of 3


9. At-Will Employment: You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason.
Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards, or compensation other than as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

John, we look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me. This offer will terminate if not accepted on or before January 29, 1998.

Sincerely yours,

ArthroCare Corporation



Michael A. Baker
President & CEO

ACCEPTED:




_______________________________         _______________________
John R. Tighe                                   Date

* The loan amount reflected in the above paragraph entitled the "Housing Assistance Loan" has been increased to $350,000.00 and is subject to the same terms as outlined previously.